SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – February 16, 2007
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY (Address of principal executive offices)	07962-2497 (Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Incentive Compensation Plan

At its February 16, 2007 meeting, the Management Development and Compensation Committee (the “Committee”) of Honeywell’s Board of Directors reviewed and approved the 2007 financial objectives and their relative weightings that will be used to determine the 2007 annual incentive compensation that will be payable to executives under Honeywell’s Incentive Compensation Plan for Executive Employees (“Incentive Compensation Plan”). The selected metrics -- earnings per share (“EPS”), free cash flow (cash flow from operations minus capital expenditures; “FCF”), and working capital turns (“WCT”) – will be weighted 50%, 25%, and 25%, respectively. WCT is defined as sales divided by working capital (trade accounts receivable plus inventory less accounts payable and customer advances), excluding, in each case, the impact of current year acquisitions. WCT is calculated based on a 13-month rolling average.

2007 annual incentive awards will be paid from a pool that will be funded based upon achievement of the following corporate financial objectives:

Metric	Target	Weighted Payout at Target

EPS	$2.95	50%
FCF	$2.556 billion	25%
WCT	5.8	25%

Total		100%

The EPS component of the annual incentive bonus pool is subject to upward or downward adjustment (up to a maximum of 25% in either direction) based on Honeywell’s relative EPS growth performance versus a pre-established group of 34 peer companies reflecting the Aerospace & Defense, Conglomerates, Auto Parts & Equipment, Specialty Chemicals, Diversified Chemical and Industrial Machinery subgroups of the Standard & Poor’s 500 Index. For each percentile that Honeywell’s EPS growth exceeds or is below the median EPS growth of its peers, the EPS component of the Company’s annual incentive bonus pool is increased or decreased, as appropriate, by approximately one percent. Bonus pools for each of the Company’s four strategic business groups (“SBGs”) will be determined based on achievement of corporate and corresponding SBG financial objectives (substituting SBG net income for EPS), weighted equally.

Each executive has a bonus target expressed as a percentage of base salary, with bonus targets for executive officers generally ranging from 75% to 125% of base salary. Actual awards can range from 0% to 200% of target, depending on performance against the pre-established, weighted financial objectives, as described above), and performance against other specific management objectives, such as quality, delivery and other customer satisfaction metrics, productivity and working capital metrics, metrics relating to the executive’s performance in driving innovation through Velocity Product Development™ , and the executive’s effectiveness in driving process and functional excellence and in demonstrating strong commitment to integrity, learning and compliance in the workplace. The types and relative importance of the non-financial objectives will vary depending upon the executive’s specific responsibilities.

Growth Plan

At its February 16, 2007 meeting, the Committee also determined that the financial objectives for the 2007-2008 performance cycle under the long-term, cash-based compensation program (“Growth

Plan”) established under Honeywell’s 2006 Stock Incentive Plan will be organic revenue growth and improvement in return on investment (“ROI”), weighted equally. For SBG executives, payouts will be determined based on achievement of corporate and corresponding SBG financial objectives, weighted equally.

Organic revenue growth is a measure of the Company’s ability to increase top-line sales, excluding the impact of acquisitions and divestitures during the performance cycle. ROI measures the Company’s ability to convert investments (such as inventory and plant, property and equipment) into profits, and is a ratio of income to cash employed in the Company’s businesses. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense.

The specific Honeywell corporate targets for the 2007-2008 Growth Plan performance cycle are:

Metric	Target	Weighted Payout at Target

Organic Revenue Growth	$4.898 billion	50%
ROI Improvement	6.2 points	50%

Total		100%

Funding levels under the Growth Plan range from 0% if the Company fails to achieve at least 75% of the targeted corporate financial objective, to 100% if the Company achieves 100% of target, to 200% if the Company achieves over 130% of target. The Growth Plan pool for the 2007-2008 performance cycle will not fund unless the Company achieves a minimum annual EPS growth rate of 3% over the two-year performance cycle.

Fifty percent of the earned value of Growth Plan awards is paid in the first quarter of the year immediately following the completion of a two-year performance cycle. To promote retention, the remaining 50% is paid one year later and is subject to forfeiture if the executive is not employed by the Company on the date of payment.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2007	HONEYWELL INTERNATIONAL INC.

By: /s/ Thomas F. Larkins

Thomas F. Larkins
Vice President, Corporate Secretary and
Deputy General Counsel